UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2015

WOWIO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	333-184529	27-2908187
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450 Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 807-8181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2015, Robert Estareja replaced Brian Altounian as the Chief Executive Officer of Wowio, Inc. (the “Company”). A summary of Mr. Estareja’s background and experience is as follows:

Robert Estareja, 50, Chief Executive Officer. Robert has been in the investment banking world for over 28 years with an emphasis on Mergers & Acquisitions and corporate finance, where he has participated in numerous deals ranging from small structured finance transactions to micro-cap mergers and acquisitions. Robert has been a trusted advisor to CEOs and CFOs of large and small cap companies as well as start-up and emerging businesses around the globe while forging a prominent reputation based on honesty, integrity and mutual respect. He brings a solid base of established personal contacts with major banks, insurance companies, pension funds, venture capitalists and wealthy private investors.

Mr. Estareja has been the principal of Navitus Holdings Inc., a boutique mergers & acquisitions, corporate finance advisory firm from April 2010 to present. He is highly skilled at developing acquisition programs to increase revenue and build assets. His success comes from being professional and intuitive with the goal of "adding value" to his clients. Being an effective negotiator and closer has accomplished several financial goals for his clientele.

Mr. Estareja was an advisor to a diversified, international investment management group with over $13 billion assets under management, where he spearheaded the group's technology investments, strategic relationships and corporate development activities, a REIT that has over $3 billion in assets and a diversified insurance enterprise with over $1.5 billion in assets where he was engaged to increase revenues and build assets through mergers & acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wowio, Inc.

Date: September 22, 2015	By: /s/ Robert Estareja
Robert Estareja, Chief Executive Officer